Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 24, 2015, with respect to the financial statements and supplemental schedule included in the Annual Report of the Colgate-Palmolive Company Employees Savings and Investment Plan on Form 11-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Colgate-Palmolive Company on Forms S-8 (File No. 333-132038, effective February 24, 2006 and amended July 28, 2011, and No. 333-171448, effective December 28, 2010 and amended July 28, 2011).

/s/ GRANT THORNTON LLP
New York, New York
June 24, 2015